Business Acquisitions in Decoration Materials
for Ceramics and Glass Products Between Heraeus and Ferro

Hanau (Germany) / Cleveland, Ohio (USA), April 19, 2010 — Heraeus and Ferro Corporation (NYSE:FOE) today announced that they have signed a definitive agreement to acquire from each other certain business lines concerning decoration materials for ceramic and glass products. The agreement is subject to customary closing conditions; the companies expect the transactions to close by May 1, 2010.

The Heraeus precious metals and technology group has agreed to acquire Ferro’s business operations in precious metal preparations and lustres for the decoration of glass, ceramics, porcelain and tiles. Heraeus has been in this business since 1896, and this acquisition will enhance its position as a market leader in precious metal preparations for the decoration industry.

Ferro, a producer of technology-based materials, will acquire Heraeus’ ceramic color business, which includes both lead-free and lead-containing colors for decorating glass, ceramics, porcelain and tiles. Ferro will also acquire the glazes, pigments and auxiliary businesses from Heraeus to further establish the company as a market leader in the ceramic colors industry.

Dieter Binder, Business Director of Ferro’s Performance Pigments and Colors business, explains, “With these acquisitions, both companies are focusing on their core competencies and areas of expertise.” Ralf Droste, Vice President of Thick Film Materials Division, Heraeus, says, “This transaction will enable both companies to offer their customers broadened technical service, more targeted products and greater innovation.”

About Ferro Corporation
Ferro (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products. Headquartered in Cleveland, Ohio, Ferro has approximately 5,200 employees globally and reported 2009 sales of US$ 1.7 billion.

About Heraeus
Heraeus, the precious metals and technology group headquartered in Hanau, Germany, is a global, private company with over 155 years of tradition. The businesses include precious metals, sensors, dental products and biomaterials, as well as quartz glass and specialty lighting sources. With product revenues approaching € 3 billion and precious metal trading revenues of € 13 billion, as well as nearly 13,000 employees in more than 110 companies worldwide, Heraeus holds a leading position in its global markets.

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Ferro and Heraeus Sign Definitive Agreement, page 2 of 3, April 19, 2010

Cautionary Note on Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of United States securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning Ferro’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	Demand in the industries into which the Company sells its products may be unpredictable, cyclical or heavily influenced by consumer spending;

•	The effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	The Company’s ability to successfully implement and/or administer its restructuring programs;

•	The Company’s ability to access capital markets, borrowings, or financial transactions;

•	The Company’s borrowing costs could be affected adversely by interest rate increases;

•	The availability of reliable sources of energy and raw materials at a reasonable cost;

•	Competitive factors, including intense price competition;

•	Currency conversion rates and changing global economic, social and political conditions;

•	The impact of future financial performance on the Company’s ability to utilize its significant deferred tax assets;

•	Liens on Ferro assets by lenders could affect the Company’s ability to dispose of property and businesses;

•	Restrictive covenants in the Company’s credit facilities could affect strategic initiatives and its liquidity;

•	Increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	The Company’s ability to successfully introduce new products;

•	Stringent labor and employment laws and relationships with employees;

•	The Company’s ability to fund employee benefit costs, especially post-retirement costs;

•	Risks and uncertainties associated with intangible assets;

•	Potential limitations on the use of operating loss carryforwards and other tax attributes due to significant changes in the ownership of Ferro’s common stock;

•	The Company’s presence in the Asia-Pacific region where it can be difficult to compete lawfully;

•	The identification of any material weaknesses in internal controls in the future could affect the Company’s ability to ensure timely and reliable financial reports;

•	Uncertainties regarding the resolution of pending and future litigation and other claims;

•	The Company’s inability to pay dividends on our common stock in the foreseeable future; and

•	Other factors affecting the business beyond the Company’s control, including disasters, accidents, and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

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Ferro and Heraeus Sign Definitive Agreement, page 3 of 3, April 19, 2010

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. Ferro does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2009.

For further information, please contact:

From Ferro Corporation:

Europe:
Bianca Benecke
PPC Business Development
Ferro GmbH
Gutleutstr. 215
60327 Frankfurt am Main / Germany
T: +49 (0) 69 / 27116-490
beneckeb@ferro.com
www.ferro.com

US:
Mary Abood
Director, Corporate Communications
Ferro Corporation
1000 Lakeside Avenue
Cleveland, OH 44114-1147 / United States
T: +1 216-875-6202
aboodm@ferro.com
www.ferro.com

Investors:
David Longfellow
Director of Investor Relations
Ferro Corporation
1000 Lakeside Avenue
Cleveland, OH 44114-1147 / United States
T: +1 216-875-7155
longfellowd@ferro.com
www.ferro.com

From Heraeus:

Tina Böcker
Corporate Communications
Heraeus Holding GmbH
Heraeusstr. 12-14
63450 Hanau / Germany
T: +49 (0) 6181 / 35-3832
tina.boecker@heraeus.com
www.heraeus.de